ALBERTA MINING CLAIMS PURCHASE AGREEMENT

BETWEEN

DEREK IVANY and ROYAL ATLANTIS GROUP, INC.; AS SELLERS

AND

IVANY MINING, INC.;

AS PURCHASER

DATED: September 12, 2007

ALBERTA MINING CLAIMS PURCHASE AGREEMENT

THIS ALBERTA MINING CLAIMS PURCHASE AGREEMENT (“Agreement”) has been made and entered into as of this 12th day of September, 2007, between DEREK IVANY and ROYAL ATLANTIS GROUP, INC., as seller (the “Seller”), and IVANY MINING, INC., a Delaware corporation (the “Purchaser”). The Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, the Parties hereto desire to effect a sale (the “Mining Claims Sale”) pursuant to which Purchaser will purchase from Sellers all of Sellers’ right, title, and interest in certain mining claims located in the province of Alberta, Canada consisting of approximately 55,296 hectares and designated with the following permit numbers:

Permit No. 9306061091
Permit No.  9306061093
Permit No.  9306061092
Permit No.  9306061090
Permit No.  9306061089
Permit No.  9306061088

(hereinafter, the “Transferred Claims”), to be purchased by Purchaser for the consideration set forth herein; and

WHEREAS, pursuant to the Mining Claims Sale, Sellers will sell, and Purchaser will purchase, the Transferred Claims; and

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article (except as otherwise expressly provided in this Agreement) for all purposes of this Agreement shall have the respective meanings specified in this Article.

“Affiliate” shall mean any entity controlling or controlled by another person, under common control with another person, or controlled by any entity which controls such person.

“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in the Agreement, and all amendments and supplements, if any, to this Agreement.

“Closing” shall mean the closing of the Transaction at which the Closing Documents shall be exchanged by the Parties, except for those documents or other items specifically required to be exchanged at a later time.

“Closing Date” shall mean five days from the date of this agreement plus any extension as provided herein, or such other date as agreed in writing to by the parties on which the Closing occurs.

“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement.

“Encumbrance” shall mean any charge, claim, encumbrance, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership other than (a) liens for taxes not yet due and payable, or (b) liens that secure the ownership interests of lessors of equipment.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Investment Letters” shall mean the investment letters in the form attached hereto as Appendix A.

“Material Adverse Effect” means any change (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that would be material and adverse to the designated party.

“Ordinary Course of Business” shall mean actions consistent with the past practices of the designated party which are similar in nature and style to actions customarily taken by the designated party and which do not require, and in the past have not received, specific authorization by the Board of Directors of the designated party.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transaction” shall mean the Mining Claims Sale contemplated by this Agreement.

ARTICLE II

THE TRANSACTION

Mining Claims Sale. Sellers hereby agree to sell, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept, all of Sellers’ right, title, and interest in the Transferred Claims, in consideration for the payment of US$20,000 (the “Purchase Price”) to be distributed as set forth below:

Derek Ivany	$10,000

Royal Atlantis Group, Inc.	$10,000

The Purchase Price shall be tendered to Sellers by Purchaser on or before November 15, 2007.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Sellers. Sellers hereby represent and warrant to Purchaser as follows:

a. Sellers are the sole beneficial and record holders of the Transferred Claims. Sellers hold the Transferred Claims free and clear of any Encumbrance of any kind whatsoever. Sellers are the sole owners of all necessary rights, titles and interests in and to the Transferred Claims necessary to fully explore and commercially exploit the Transferred Claims to the extent permitted by applicable law.

b. Derek Ivany represents and warrants that the Transferred Claims designated by Permit Nos. 9306061088, 9306061089, and 9306061090 are held in his name in trust for beneficial owner Royal Atlantis Group, Inc. and that he has been vested with the right and full authority to act on behalf of, and to fully bind, Royal Atlantis Group, Inc. with respect to such Transferred Claims and to sign this Agreement on behalf of such party.

c.. Sellers are not suffering from any legal disability which would: (a) prevent them from executing, delivering or performing their obligations under the Closing Documents or consummating the Transaction, (b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification, and (c) require the signature or consent of any third party in connection therewith for the Transaction to be binding and enforceable against Sellers and their property. The Closing Documents have been duly and validly executed and delivered by Seller and each constitutes the legal, valid and binding obligation of Sellers, enforceable against them in accordance with their respective terms, except insofar as the enforcement thereof may be limited by the Insolvency/Equity Exceptions.

d.  Neither the execution of this Agreement nor the consummation of the Transaction will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in a termination of, or accelerate the performance required by, or result in the creation of, any Encumbrance upon the Transferred Claims under any provision of any statute, ordinance, regulation or any other restriction of any kind or character applicable to or binding upon the Transferred Claims or under any applicable indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, to which the Sellers are bound.

e.  There are no legal, administrative, arbitration or other proceedings or claims pending against the Sellers, nor are the Sellers subject to any existing judgment which might affect the financial condition, property or prospects of the Transferred Claims; nor have the Sellers received any inquiry from an agency of any federal, state, provincial or local government about the Transferred Claims, the Transaction, or about any violation or possible violation of any law, regulation or ordinance affecting the Transferred Claims.

Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to Sellers as follows:

a. Purchaser is duly organized, validly existing, and in good standing under the laws of the state of Delaware and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged. Purchaser has the full power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement and the Closing Agreements to which it is a party. Purchaser is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, except to the extent the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect.

b. Purchaser is not suffering from any legal disability which would: (a) prevent it from executing, delivering or performing its obligations under the Closing Documents or consummating the Transaction, (b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification, and (c) require the signature or consent of any third party in connection therewith for the Transaction to be binding and enforceable against Purchaser and its property. The Closing Documents have been duly and validly executed and delivered and each constitutes the legal, valid and binding obligation, enforceable against Purchaser in accordance with their respective terms, except insofar as the enforcement thereof may be limited by the Insolvency/Equity Exceptions.

c. Neither the execution of any Closing Document nor the consummation of the Transaction will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in a termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any assets of Purchaser under any provision of the Articles of Incorporation, Bylaws, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which Purchaser is bound.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

Brokers or Finders. Each party agrees to hold the others harmless and to indemnify them against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder’s fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the Transaction.

ARTICLE V

CLOSING DELIVERIES

The Closing. The Closing shall take place on or before the Closing Date (unless such date is extended by the mutual agreement of the Parties) at such location as agreed to by the Parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Seller and Purchaser, provided such undertakings are satisfactory to each Party’s respective legal counsel.

Deliveries by the Purchaser. Purchaser hereby agrees to deliver, or cause to be delivered, to Seller the following items on Closing:

Certified Resolution. Copies of a resolution, certified by an officer of Purchaser, of the Board of Directors of Purchaser approving the terms of this Agreement.

Purchase Price. A cashier’s check, bank check, or wire transfer made to order of Sellers in the amounts set forth above, to be tendered on or before November 15, 2007.

Deliveries by Sellers. Sellers hereby agrees to deliver to the Purchaser the following items on Closing:

Executed Agreement. A fully executed copy of this Agreement., executed by each of the Sellers. Sellers agree to timely execute any and all additional documents necessary to effectuate and record Purchaser’s ownership of the Transferred Claims.

ARTICLE VI
CONDITIONS PRECEDENT TO PURCHASER’

OBLIGATION TO CLOSE

Purchaser’s obligation to purchase the Transferred Claims and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

Performance of Covenants. Sellers shall have performed all covenants and agreements required to be completed prior to or on closing, including completion of the deliveries required by Article V of this Agreement.

Accuracy of Representations. All of Sellers’ representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

ARTICLE VII
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

The Sellers’ obligation to sell the Transferred Claims and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

Performance of Covenants. Purchaser shall have performed all covenants and agreements required to be completed prior to or on closing, including completion of the deliveries required by Article V of this Agreement.

Accuracy of Representations. All of Purchaser’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

ARTICLE VIII

MISCELLANEOUS

Assignability and Parties in Interest. This Agreement shall not be assignable by either of the Parties hereto without the consent of all other Party hereto. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

Not Arms Length Agreement. Each Party recognizes that this Transaction was not consummated at arms length and may be considered a “related party transaction” under SEC rules and regulations.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada. Each of the parties hereto consents to the personal jurisdiction of the federal and state courts in the State of Nevada in connection with any action arising under or brought with respect to this Agreement.

Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

Headings. The headings and subheadings contained in this Agreement are included solely for ease of reference, and are not intended to give a full description of the contents of any particular Section and shall not be given any weight whatever in interpreting any provision of this Agreement.

Pronouns, Etc. Use of male, female and neuter pronouns in the singular or plural shall be understood to include each of the other pronouns as the context requires. The word "and" includes the word "or". The word "or" is disjunctive but not necessarily exclusive.

Complete Agreement. This Agreement, the Appendices hereto, and the documents delivered pursuant hereto or referred to herein or therein contain the entire agreement between the parties with respect to the Transaction and, except as provided herein, supersede all previous negotiations, commitments and writings.

Modifications, Amendments and Waivers. This Agreement shall not be modified or amended except by a writing signed by each of the Parties hereto.

Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the Transaction are consummated to the extent possible.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Ivany Mining, Inc. “Purchaser” /s/ Derek Ivany By: Derek Ivany Its: Chief Executive Officer	Derek Ivany “Seller” /s/ Derek Ivany
Royal Atlantis Group, Inc. “Seller” /s/ Derek Ivany By: Derek Ivany, as trustee and authorized agent with regard to the Transferred Claims as defined herein above